Exhibit 5.1

November 23, 2020

VISION MARINE TECHNOLOGIES INC.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7

Canada

Attention: Board of Directors

Re:	Vision Marine Technologies Inc. Registration Statement on Form F-1 MEF

(Our File: 1022-00049)

Dear Sirs:

We have acted as special legal counsel to Vision Marine Technologies Inc., a Québec corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-1 (Registration Statement No. 333-239777) (as amended and supplemented to date, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the offering (the “Offering”) for sale to ThinkEquity, a division of Fordham Financial Management Inc. (the “Underwriter”) of an aggregate of up to US$20,000,000 of common shares, without nominal or par value (each a “Share”), plus an additional US$3,000,000 of Shares pursuant to an over-allotment option granted to the Underwriter, at an offering price to be determined by the Company and the Underwriter (the “Offering Price”), and the public offering of such securities by the Underwriter. This opinion relates to an additional US$4,000,000 of common shares to be sold at the Offering Price by the Company in the Offering plus an additional US$600,000 of common shares that may be sold at the Offering Price pursuant to an over-allotment option granted to the Underwriter (such common shares together, the “Additional Shares”) pursuant to the registration statement to which this opinion pertains (the “462(b) Registration Statement”).

Pursuant to the underwriting agreement to be entered into among the Company and the Underwriter, substantially in the form filed as an exhibit to the Registration Statement, the Company agrees to issue to the Underwriter, as partial compensation for their services, common share purchase warrants (each, an “Underwriter Warrant”) in an amount equal to 5.5% of the Shares sold in the Offering. Each Underwriter Warrant will entitle the holder to purchase one Share (each, an “Underwriter Warrant Share”) commencing six months after the effective date of the Registration Statement (the “Effective Date”) at a price per Underwriter Warrant Share equal to 125% of the final Offering Price of the Shares sold in the Offering and expiring five years following the Effective Date. This opinion also relates to the additional Underwriter Warrants to be issued as a result of the issuance of the Additional Shares (the “Additional Underwriter Warrants”) and the additional Underwriter Warrant Shares underlying the Additional Underwriter Warrants (the “Additional Underwriter Warrant Shares”).

In connection with this opinion, we have reviewed and relied upon the 462(b) Registration Statement, the Registration Statement and Prospectus, the Company’s Articles of Incorporation (as amended), by-laws, records of the Company’s corporate proceedings in connection with the Offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and (vi) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company). We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Our opinion is limited to law of the Province of Québec, including all applicable provisions of the Business Corporations Act (Québec) (the “Business Corporations Act”), and the federal laws of Canada applicable in the Province of Québec, and as it relates to the Additional Underwriter Warrants and Additional Underwriter Warrant Shares, the laws of the State of New York. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Additional Shares have been duly authorized and, when the Additional Shares are issued and sold in the manner and under the terms described in the Registration Statement and the 462(b) Registration Statement, will be validly issued, fully paid and non-assessable;
2.	The Additional Underwriter Warrants have been duly authorized and, when issued and sold in accordance with and in the manner described in the Registration Statement and the 462(b) Registration Statement, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, liquidation, fraudulent conveyance, or other similar law affecting creditors’ rights, and subject to general principles of equity and to limitations on availability of equitable relief, including specific performance;
3.	The Additional Underwriter Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Additional Underwriter Warrants as contemplated by the Additional Underwriter Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the Prospectus included therein entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

This opinion is furnished in accordance with the requirements of Item 8.a. of Form F-1 and Item 601(b)(5)(i) of Regulation S-K of the Securities Act in connection with the filing of the 462(b) Registration Statement and the related Prospectus, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein after the effective date of the 462(b) Registration Statement.

Yours truly,

/s/ Robert Zalcman

Robert Zalcman

Renno & Co. Inc.